EXHIBIT 10.2

SALARY CONTINUATION AGREEMENT

This Salary Continuation Agreement (“Agreement”) between Thomas A. Smith (“Executive”) and Oglethorpe Power Corporation (the “Company”) is effective as of the date hereof. The Company and Executive entered into an employment agreement effective as of January 1, 2007, which terminates in the event of Executive’s disability (as defined in such employment agreement). The Company has decided to provide Executive with salary continuation payments under certain circumstances if he becomes Totally Disabled while employed by the Company, subject to all of the terms of this Agreement.

1.                                      Eligibility.  Executive will be eligible to receive the payments described in Section 2 if he becomes Totally Disabled while employed by the Company and begins receiving long term disability benefits under the Company’s group long term disability plan generally applicable to its employees and in which he participates (the “LTD Plan”). For purposes of this Agreement, the term “Totally Disabled” and similar terms shall have the meaning set forth in the LTD Plan.

2.                                      Salary Continuation Payments.  The Company will pay to Executive $20,855.00 per month for the twelve (12) month period commencing in the month in which he becomes Totally Disabled and is entitled to receive payments under the LTD Plan on account of such Total Disability, provided that the payments under this Agreement will cease as of the date that Executive is no longer entitled to payments under the LTD Plan for any reason, including by reason of his death. For the avoidance of doubt, if Executive receives any payment under this Agreement and subsequently is found not to be Totally Disabled and no longer receives payment under the LTD Plan, no payments will be made under this Agreement with respect to any subsequent determination of Total Disability.

3.                                      Miscellaneous

(a)                                 Governing Law. This Agreement shall be construed under, governed by, and enforced in accordance with the laws of the State of Georgia, without regard to its choice of law provisions. The payments under this Agreement are intended to constitute bona fide disability payments exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or otherwise to be exempt from Section 409A, but to the extent any such payments are subject to Section 409A, the terms of the Agreement shall be construed to comply with Section 409A.

(b)                                 Complete Agreement. This Agreement shall constitute the entire agreement between the parties with respect to the subjects addressed in this Agreement. Any subsequent alteration or modification to this Agreement must be made in writing and signed by both parties.

(c)                                  Severability. Should any provision of this Agreement be ruled void, invalid, unenforceable or contrary to public policy by any court of competent jurisdiction, then any remaining portion of such provision and all other provisions of this Agreement shall survive and be applied and any invalid or unenforceable portion shall be construed or performed to preserve as much of the original words, terms, purpose and intent as shall be permitted by law.

(d)                                 Waiver of Breach. The waiver by the Company or Executive of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by Executive or the Company, respectively.

So agreed, effective as of this 25th day of March, 2013.

EXECUTIVE:		COMPANY:

/s/ Thomas A. Simth		/s/ Benny W. Denham

Date:	April 3, 2013	Date:	March 25, 2013

Printed Name: Thomas A. Smith		Printed Name: Benny W. Denham

Address:	9385 Stoney Ridge Lane	Title: Chairman of the Board of Directors

John’s Creek, Georgia 30022

/s/ Marshall Millwood

Date:	March 25, 2013

Printed Name: Marshall Millwood

Title: Chairman of the Compensation Committee